===============================================================================
                                  SCHEDULE 14A
                                   (RULE 14A)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant  [ X ]

Filed by a Party other than the Registrant  [   ]

Check the appropriate box:

[   ]  Preliminary Proxy Statement           [   ]  CONFIDENTIAL, FOR USE OF THE
                                                    COMMISSION ONLY (AS PERMITTED BY RULE
                                                    14A-6(E)(2))
[ X ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                              PPG INDUSTRIES, INC.
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                              PPG INDUSTRIES, INC.
   (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):

[   ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
       Item 22(a)(2) of Schedule 14A.

[   ]  $500 per each party to the controversy pursuant to Exchange Act Rule
       14a-6(i)(3).

[   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       (1) Title of each class of securities to which transaction applies:

           ---------------------------------------------------------------

       (2) Aggregate number of securities to which transaction applies:

           ---------------------------------------------------------------

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

           ---------------------------------------------------------------

       (4) Proposed maximum aggregate value of transaction:
                                                            ---------------

       (5) Total fee paid:
                           ------------------------------------------------

[   ]  Fee paid previously with preliminary materials.

[   ]  Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1) Amount Previously Paid:
                                  ----------------------------------------
       (2) Form, Schedule or Registration Statement No.:
                                                        ------------------
       (3) Filing Party:
                        --------------------------------------------------
       (4) Date Filed:
                      ----------------------------------------------------

===============================================================================

                                   [PPG Logo]


      PPG Industries, Inc.  One PPG Place  Pittsburgh, Pennsylvania 15272

                                                                   March 7, 1997

DEAR SHAREHOLDER:

     You are cordially invited to attend the Annual Meeting of Shareholders of PPG Industries, Inc. to be held on Thursday, April 17, 1997, at 2:00 P.M. in The Westin William Penn Hotel, William Penn Place, Pittsburgh, Pennsylvania. We look forward to personally greeting those shareholders who will be able to be present.

     This booklet includes the Notice of the Annual Meeting and the Proxy Statement, which contains information about the business of the Annual Meeting and about your Board of Directors and its committees and certain executive compensation. This year, in addition to the election of four Directors and the election of Auditors, you are being asked to consider a proposal to amend and restate the PPG Industries, Inc. 1984 Stock Option Plan. Your Board of Directors recommends that you vote in favor of the proposal. The amended and restated Plan will continue to provide the Company with a means of tying executive compensation directly to share value. The proposal is fully described in the accompanying Proxy Statement which you are urged to read carefully before giving your proxy.

     It is important that your shares be represented at the Annual Meeting. You are, therefore, urged to complete, sign and date the accompanying Proxy and Voting Instruction Card and return it promptly in the enclosed return envelope whether or not you plan to attend the Meeting.

                                                Sincerely yours,

                                                Jerry E. Dempsey
                                                Chairman of the Board

                              PPG INDUSTRIES, INC.
                 One PPG Place, Pittsburgh, Pennsylvania 15272

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 17, 1997

     Notice is hereby given that the Annual Meeting of Shareholders of PPG Industries, Inc. will be held on Thursday, April 17, 1997, at 2:00 P.M., prevailing time, in THE WESTIN WILLIAM PENN HOTEL, WILLIAM PENN PLACE, PITTSBURGH, PENNSYLVANIA, for the purpose of considering and acting upon the following:

          1. The election of four Directors;

          2. The election of Auditors;

          3. A proposal to amend and restate the PPG Industries, Inc. 1984 Stock Option Plan; and

          4. Such other matters as may properly come before the Meeting or any adjournment thereof.

     Only shareholders of record of the Company as of the close of business on February 18, 1997 are entitled to notice of and to vote at the Meeting or any adjournment thereof.

     Admission to the Meeting will be by Admission Card only. If you are a shareholder of record or a Savings Plan participant and plan to attend, you may obtain an Admission Card by marking the box provided on the Proxy and Voting Instruction Card. If your shares are not registered in your name, please advise the shareholder of record (your bank, broker, etc.) that you wish to attend. That firm will request an Admission Card for you or provide you with evidence of your ownership that will gain you admission to the Meeting.

H. Kennedy Linge, Secretary

                                                      Pittsburgh, Pennsylvania
                                                      March 7, 1997

                              PPG INDUSTRIES, INC.
                 One PPG Place, Pittsburgh, Pennsylvania 15272

                                PROXY STATEMENT

                 ANNUAL MEETING OF SHAREHOLDERS--APRIL 17, 1997

                               TABLE OF CONTENTS

                                                                              PAGE
                                                                              ----
Voting Securities...........................................................    2
Election of Directors.......................................................    5
     Committees of the Board................................................    8
     Compensation of Directors..............................................   10
     Other Transactions.....................................................   11
Compensation of Executive Officers..........................................   11
     Compensation Committee Report on Executive Compensation................   11
     Summary of Named Executives' Compensation..............................   16
     Option Grants..........................................................   17
     Option Exercises and Fiscal Year-End Values............................   19
     Retirement Plans.......................................................   20
     Employment Agreements and Change In Control Arrangements...............   22
     Shareholder Return Performance Graph...................................   23
Election of Auditors........................................................   24
Proposal to Approve Amendments to, and the Restatement of, the PPG
  Industries, Inc. 1984 Stock Option Plan...................................   24
     Background and Brief Description of Amendments.........................   24
     Summary of Material Features of the PPG Industries, Inc. Stock Plan....   26
Miscellaneous...............................................................   32
     Vote Required..........................................................   32
     Solicitation Costs.....................................................   33
     Shareholder Proposals..................................................   33
     Section 16(a) Beneficial Ownership Reporting Compliance................   33
     Other Matters..........................................................   34
Exhibit A--PPG Industries, Inc. 1984 Stock Option Plan, Amended and Restated
  as the PPG Industries, Inc. Stock Plan....................................   35

                              PPG INDUSTRIES, INC.
                 One PPG Place, Pittsburgh, Pennsylvania 15272

                                PROXY STATEMENT

                 ANNUAL MEETING OF SHAREHOLDERS--APRIL 17, 1997

     This Proxy Statement is being mailed to the shareholders of PPG Industries, Inc. (herein sometimes called "PPG" or the "Company") on or about March 7, 1997, in connection with the solicitation of proxies by the Board of Directors of the Company (herein sometimes called the "Board of Directors" or the "Board"). Such proxies, which may be given in the form of the accompanying Proxy and Voting Instruction Card, will be voted at the Annual Meeting of Shareholders of the Company (herein sometimes called the "Meeting") to be held on Thursday, April 17, 1997, at 2:00 P.M., prevailing time, in THE WESTIN WILLIAM PENN HOTEL, WILLIAM PENN PLACE, PITTSBURGH, PENNSYLVANIA and at any adjournment thereof. Proxies may be revoked at will before they have been exercised, but the revocation of a proxy will not be effective until written notice thereof has been given to the Secretary of the Company.

                            ------------------------

                               VOTING SECURITIES

     As of the close of business on February 18, 1997, there were outstanding 182,470,438 shares of the Common Stock of the Company, par value $1.66 2/3 per share, the only class of voting securities of the Company outstanding. Only shareholders of record as of the close of business on February 18, 1997 are entitled to notice of and to vote at the Meeting. Except with respect to the election of Directors, each such shareholder is entitled to one vote for each share so held. With respect to the election of Directors, the right of cumulative voting exists. That right permits each shareholder to multiply the number of shares the shareholder is entitled to vote by the number of Directors to be elected in order to determine the number of votes the shareholder is entitled to cast for the nominees, and, then, to cast all or any number of such votes for one nominee or to distribute them among any two or more nominees. The proxies solicit discretionary authority to vote cumulatively.

     Set forth below is certain information with respect to the beneficial ownership of shares of the Common Stock as of February 18, 1997 by certain persons, including (i) the nominees for Directors, one of whom is the Chief Executive Officer of the Company (hereinafter sometimes called the "CEO"), the continuing Directors, one of whom is the President and Chief Operating Officer of the Company (hereinafter sometimes called the "President"), and the three other most highly compensated Executive Officers (as defined under the Securities Exchange Act of 1934) of the Company (in addition to the CEO and the President) and (ii) such persons and all other Executive Officers as a group.

                                                     Amount and Nature of
                                                   Beneficial Ownership(1)
                                            --------------------------------------
                    Name of                     Shares of           Common Stock
                Beneficial Owner            Common Stock(2)(3)     Equivalents(4)
      ------------------------------------  ------------------     ---------------
      Jerry E. Dempsey....................         315,800              56,829
      Erroll B. Davis, Jr.................           1,105               2,021
      Michele J. Hooper...................           1,600                 603
      Allen J. Krowe......................           4,000               8,826
      Raymond W. LeBoeuf..................         280,587              29,644
      Steven C. Mason.....................           2,000               6,958
      Harold A. McInnes...................           2,400               8,979
      Robert Mehrabian....................           2,000               4,892
      Vincent A. Sarni....................         317,374                 463
      Thomas J. Usher.....................           1,000                  51
      David G. Vice.......................           7,000               3,588
      David R. Whitwam....................           2,000               6,837
      E. Kears Pollock....................         151,013              17,837
      Frank A. Archinaco..................         157,052               6,187
      William H. Hernandez................         120,718               4,039
      All of the above and all other
        Executive Officers as a
           Group(5).......................       1,708,168             195,903

------------

(1) Each of the named beneficial owners has sole voting power and sole investment power as to all of the shares beneficially owned by him or her with the exception of (i) shares held by certain of them jointly with, or directly by, their spouses and (ii) the Common Stock Equivalents which are described more fully below and which carry no voting rights.

(2) Shares of Common Stock considered to be beneficially owned include both Common Stock actually owned and shares of Common Stock as to which there is a right to acquire ownership within sixty days of February 18, 1997. Of the shares shown, 288,128, 192,284, 239,463, 119,057, 111,848 and 115,780 of the shares of Messrs.
    Dempsey, LeBoeuf, Sarni, Pollock, Archinaco and Hernandez, respectively, and 1,353,120 of the shares held by all of the beneficial owners named above and all other Executive Officers as a Group are shares as to which the beneficial owner has the right to acquire beneficial ownership within sixty days of February 18, 1997, upon the exercise of Options granted under the PPG Industries, Inc. 1984 Stock Option Plan (sometimes also referred to in this Proxy Statement as the "1984 Stock Option Plan" or the "Plan").

(3) None of the identified beneficial owners, including all of the named beneficial owners and all other Executive Officers as a Group, beneficially owns shares of Common Stock in excess of 1% of the total beneficially owned shares of Common Stock of the Company.

(4) Certain Directors hold Common Stock Equivalents in their accounts in the Directors' Common Stock Plan and in their accounts in the Deferred Compensation Plan for Directors (which plans are described under "Compensation of Directors" below). Certain Executive Officers hold Common Stock Equivalents in their accounts in the Company's Deferred Compensation Plan as a result of their deferral of salary under that plan or their deferral of awards made to them under the Company's Incentive Compensation and Deferred Income Plan for Key Employees (the "Incentive Compensation Plan") and the 1984 Earnings Growth Plan. Common Stock Equivalents are hypothetical shares of Common Stock having a value on any given date equal to the value of a share of Common Stock. Common Stock Equivalents earn dividend equivalents until the Common Stock Equivalents are paid, but their holders have no voting rights or other rights of a holder of the Common Stock.

(5) The Group consists of seventeen persons: the seven Executive Officers of the Company as of February 18, 1997 (Messrs. Dempsey, LeBoeuf, Pollock, Archinaco and Hernandez and Messrs. R. L. Crane and G. A. Zoghby), the three nominees for Directors in addition to Mr. Dempsey and the seven continuing Directors who are not Executive Officers.

                             ELECTION OF DIRECTORS

     Four Directors are to be elected to a class which will serve until the year 2000 and until their successors have been elected and qualified, with the exception of Mr. Dempsey who will retire on November 1, 1997. It is intended that the shares represented by each proxy will be voted cumulatively as to each class, in the discretion of the proxies, for the nominees for Directors set forth below, each of whom is an incumbent, or for any substitute nominee or nominees designated by the Board of Directors in the event any nominee or nominees become unavailable for election. The principal occupations of, and certain other information regarding, the nominees and the continuing Directors are set forth below.
                               ------------------

       Nominees to Serve in the Class whose Term Expires in the Year 2000

                               ------------------

                  JERRY E. DEMPSEY, Chairman of the Board and Chief Executive Officer, PPG Industries, Inc. Mr. Dempsey, 64, has been a Director of PPG since 1993. He joined PPG in August, 1993 as Chairman of the Board and Chief Executive Officer-Elect and in September, 1993 he became Chairman of the Board and Chief
  Photo Executive Officer. From 1991 until he joined PPG, he was Senior Vice President of WMX Technologies, Inc., a waste treatment and disposal company, and Chairman of its publicly traded, majority-owned subsidiary, Chemical Waste Management, having served as President and Chief Executive Officer of Chemical Waste Management since 1985. He is also a director of WMX Technologies, Inc. and Navistar International.

                  STEVEN C. MASON, Chairman of the Board and Chief Executive Officer, Mead Corporation. Mr. Mason, 61, has been a Director
  Photo of PPG since 1990. He has been Chairman of the Board and Chief Executive Officer of Mead Corporation, a forest products company, since 1992, having served as Vice Chairman from 1991 to 1992.

                  THOMAS J. USHER, Chairman of the Board and Chief Executive Officer, USX Corporation. Mr. Usher, 54, has been a Director of PPG since October, 1996. He has been Chairman of the Board
  Photo and Chief Executive Officer of USX Corporation, a major producer of energy and metal products, since July, 1995. He served as President of the U.S. Steel Group from 1991 until 1994 and as President and Chief Operating Officer of USX from 1994 until 1995. He is also a director of PNC Bank Corp. and Transtar, Inc.

                  DAVID R. WHITWAM, Chairman of the Board and Chief Executive Officer, Whirlpool Corporation. Mr. Whitwam, 55, has been a
  Photo Director of PPG since 1991. He has been Chairman of the Board and Chief Executive Officer of Whirlpool Corporation, a manufacturer and distributor of household appliances and related products, since 1987.

                               ------------------

               Continuing Directors-Term Expires in the Year 1998

                               ------------------

                  ERROLL B. DAVIS, JR., President and Chief Executive Officer, Wisconsin Power and Light Company and WPL Holdings, Inc. Mr. Davis, 52, has been a Director of PPG since 1994. He has been President of Wisconsin Power and Light Company, an electric,
   Photo gas and water utility company, since 1987, and Chief Executive Officer since 1988. He has been President and Chief Executive Officer of WPL Holdings, Inc., the parent company of Wisconsin Power and Light Company, since 1990. He is also a director of Sentry Insurance Company and Amoco Corporation.

                  ALLEN J. KROWE, Vice Chairman, Texaco Inc. Mr. Krowe, 64, has been a Director of PPG since 1987. He has been Vice Chairman of Texaco Inc., an international petroleum company, since
   Photo 1993, having served as Chief Financial Officer from 1988 to 1994 and as Senior Vice President from 1988 to 1993. He is also a director of I.B.J. Schroder Bank & Trust Company, Texaco Inc. and Greenwich Air Services, Inc.

                  ROBERT MEHRABIAN, President, Carnegie Mellon University. Dr. Mehrabian, 55, has been a Director of PPG since 1992. He has
   Photo been President of Carnegie Mellon University, an educational institution, since 1990. He is also a director of Allegheny Teledyne Inc., DQE Inc. and Mellon Bank N.A.

                  HAROLD A. MCINNES, Retired Chairman of the Board and Chief Executive Officer, AMP Incorporated. Mr. McInnes, 69, has been a Director of PPG since 1986. He was Chairman of the Board and
   Photo Chief Executive Officer of AMP Incorporated, an electrical products company, from 1990 until his retirement in 1993. He is also a director and Chairman of the Executive Committee of the Board of Directors of AMP Incorporated.

                               ------------------

               Continuing Directors-Term Expires in the Year 1999

                               ------------------

                  MICHELE J. HOOPER, President, International Business Group, Caremark International Inc. (a subsidiary of Medpartners, Inc.). Ms. Hooper, 45, has been a Director of PPG since 1995. She has been Corporate Vice President of Caremark International Inc., an alternative-site health care provider,
   Photo since 1993, and President, International Business Group, of Caremark International Inc. since November, 1992 when Caremark International Inc. was spun off from Baxter Healthcare International. Prior to the spin-off, Ms. Hooper had been President, International Business Group, of Baxter since December, 1991. She is also a director of Dayton Hudson Corporation and The Seagram Company Ltd.

                  RAYMOND W. LEBOEUF, President and Chief Operating Officer, PPG Industries, Inc. Mr. LeBoeuf, 50, has been a Director of PPG since 1995 when he also became President and Chief Operating
   Photo Officer of the Company. He served as Executive Vice President from April, 1994 to December, 1995, Group Vice President, Coatings and Resins from March, 1994 to April, 1994, and Vice President, Finance and Chief Financial Officer from 1988 until March, 1994.

                  VINCENT A. SARNI, Retired Chairman of the Board and Chief Executive Officer, PPG Industries, Inc. Mr. Sarni, 68, has been a Director of PPG since 1984. He was Chairman of the Board and Chief Executive Officer of PPG from 1984 until his retirement in 1993. He is also a director of Hershey Foods Corp., The LTV Corporation and PNC Bank Corp.

                  DAVID G. VICE, Retired Vice-Chairman, Products and Technology, Northern Telecom Limited. Mr. Vice, 63, has been a Director of PPG since 1988. He was Vice-Chairman, Products and Technology, of Northern Telecom Limited, a telecommunications systems company, from 1990 until his retirement in 1992. He is also a director of Sun Life Assurance Company of Canada and Stackpole Limited.


COMMITTEES OF THE BOARD

     The Board of Directors has appointed several standing committees, including an Audit Committee, a Nominating and Governance Committee and an Officers-Directors Compensation Committee. During 1996, the Board held nine meetings, while the Audit Committee held three meetings, the Nominating and Governance Committee five meetings and the Officers-Directors Compensation Committee six meetings. The average attendance at meetings of the Board and Committees of the Board during 1996 was over 90%, and each Director, other than Mr. Usher, attended at least 80% of the total number of meetings of the Board and Committees of the Board on which such Director served. Mr. Usher, who was a Director for just two meetings in 1996, was unable to attend one of them due to commitments he had made prior to his election to the Board. Descriptions of the Audit, Nominating and Governance and Officers-Directors Compensation Committees are set forth below. None of the members of those Committees is a past or present employee or officer of the Company.

     Audit Committee--The functions of the Audit Committee are primarily to review with the independent public accountants and the Company's internal auditors their respective reports and recommendations concerning audit findings and the scopes and plans for their respective future audit programs, and to review audits, annual financial statements, accounting and financial controls and compliance with appropriate codes of conduct. The Audit Committee also recommends to the Board of Directors the independent public accountants to be recommended for election annually by the shareholders. The members of the Audit Committee are Erroll B. Davis, Jr., Michele J. Hooper, Allen J. Krowe, Robert Mehrabian and David G. Vice.

     Nominating and Governance Committee--The Nominating and Governance Committee recommends to the Board of Directors the persons to be nominated by the Board to stand for election as Directors at each Annual Meeting of Shareholders, the person or persons to be elected by the Board to fill any vacancy or vacancies in its number, the persons to be elected by the Board to be Chairman of the Board, Vice Chairman of the Board, if any, President, and the Executive Officers of the Company, actions to be taken regarding the structure, organization and functioning of the Board, and the persons to serve as members of the standing committees of, and certain committees appointed by, the Board. The Nominating and Governance Committee also annually reports to the Board the Committee's assessment of the performance of the Board as a whole. The members of the Nominating and Governance Committee are Allen J. Krowe, Steven C. Mason, Harold A. McInnes, Robert Mehrabian and David R. Whitwam.

     The Company's bylaws provide that nominations for persons to stand for election as Directors may be made by holders of record of Common Stock entitled to vote in the election of the Directors to be elected provided that a nomination may be made by a shareholder at a meeting of shareholders only if written notice of such nomination is received by the Secretary of the Company not later than (i) with respect to an election to be held at an Annual Meeting of Shareholders held on the third Thursday in April, ninety days prior to such Annual Meeting and (ii) with respect to an election to be held at an Annual Meeting of Shareholders held on a date other than the third Thursday in April or an election to be held at a special meeting of shareholders, the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders. Each notice of nomination from a shareholder must set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to be present at the meeting in person or by proxy to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated by the Board of Directors; and (e) the written consent of each nominee, signed by such nominee, to serve as a Director of the Company if so elected.

     Officers-Directors Compensation Committee--The Officers-Directors Compensation Committee (in the Compensation Committee Report and in discussions concerning the proposed amendments to, and restatement of, the 1984 Stock Option Plan below sometimes referred to as the "Compensation Committee" or the "Committee") approves, adopts, administers, interprets, amends, suspends and terminates the compensation plans of the Company applicable to, and fixes the compensation and benefits of, all Officers of the Company serving as Directors of the Company (currently only Messrs. Dempsey and LeBoeuf) and all Executive Officers of the Company. The members of the Officers-Directors Compensation Committee are Erroll
B. Davis, Jr., Steven C. Mason, Harold A. McInnes, David G. Vice and David R. Whitwam.

COMPENSATION OF DIRECTORS

     Directors who are not also Officers of the Company receive a basic annual retainer of $30,000 and a fee of $1,000 for each Board or Committee meeting they attend. In addition, the members of the Audit Committee receive an annual retainer of $4,000 while the members of the Nominating and Governance and Officers-Directors Compensation Committees receive an annual retainer of $3,000 for each Committee on which they serve. The Chairman of each Committee receives an additional $1,000 annually. Any Director who is also an Officer of the Company receives no compensation as a Director.

     Under the Company's Deferred Compensation Plan for Directors, each Director must defer receipt of such compensation as the Board mandates. Currently, the Board mandates deferral of one-third of each payment of the basic annual retainer of each Director. Each Director may also elect to defer the receipt of
(i) an additional one-third of each payment of the basic annual retainer,
(ii) all of the basic annual retainer, or (iii) all compensation. All deferred payments are held in the form of Common Stock Equivalents and earn dividend equivalents until paid. Payments will be made in the Common Stock of the Company (and cash as to any fractional Common Stock Equivalent). Common Stock Equivalents are hypothetical shares of Common Stock having a value on any given date equal to the value of a share of Common Stock. Common Stock Equivalents carry no voting rights or other rights of a holder of Common Stock.

     Under the Directors' Common Stock Plan, each Director who neither is nor was an employee of the Company and who serves on the Board of Directors as of the day following each Annual Meeting of Shareholders is credited with Common Stock Equivalents worth one-half of the Director's basic annual retainer. No more than ten annual credits may be made for the account of any Director. Directors who were less than ten years from age 70 on the day following the 1988 Annual Meeting of Shareholders were credited with $10,000 worth of Common Stock Equivalents for each prior year of service as a Director, but the number of such years of prior service for which such credits were made, plus the number of annual credits expected to be made on a Director's behalf through age 70, did not exceed ten. The Common Stock Equivalents held in each Director's account earn dividend equivalents until paid. Upon termination of service, the Common Stock

Equivalents held in a Director's account will be paid in Common Stock (and cash as to any fractional Common Stock Equivalent) in annual installments to the Director or to the Director's spouse in the event of the Director's death. Common Stock Equivalents under the Directors' Common Stock Plan are hypothetical shares of Common Stock having a value on any given date equal to the value of a share of Common Stock. Common Stock Equivalents carry no voting rights or other rights of a holder of Common Stock.

     As part of its overall program to promote charitable giving, the Company has established a Directors' charitable award program funded by insurance policies on the lives of Directors. Each of the Company's Directors participates in the program. Upon the death of an individual Director, the Company will donate an amount up to and including a total of $1 million to one or more qualifying charitable organizations designated by such Director and approved by the Company. The Company will subsequently be reimbursed from the proceeds of the life insurance policies. Individual Directors derive no financial benefit from this program since all charitable deductions accrue solely to the Company.

OTHER TRANSACTIONS

     PPG and its subsidiaries purchase products and services from, and/or sell products and services to, companies of which certain of the Directors of PPG are executive officers or were executive officers during 1996. PPG does not consider the amounts involved in such transactions material. Such purchases from, and sales to, each company in 1996 involved less than 1% of the consolidated gross revenues for 1996 of either party to such transactions and all such transactions were in the ordinary course of business. Some of such transactions are continuing and it is anticipated that similar transactions will recur from time to time.

                       COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Officers-Directors Compensation Committee of the Board of Directors is responsible for determining and administering the policies which govern the executive compensation programs of the Company. The Committee, which consists entirely of independent outside Directors, met six times in 1996 to establish Company performance goals, base salary pay levels and target annual bonus awards, to approve annual bonus payments and to establish and approve long-term incentives for the CEO and the other four executives named in the compensation table below (collectively, the "Named Executives") and certain other Officers of the Company.

Philosophy

     The philosophy of the Committee is that the interests of the Company and its shareholders require attracting and retaining the best possible executive talent, motivating executives to achieve goals which support business strategies and linking executive and shareholder interests. The Committee believes this is generally best accomplished by compensating the CEO and other Executive Officers (referred to collectively in this Proxy Statement as the "Executives") competitively while having a significant portion of their total compensation variable and related to the performance of the Company against established goals and to their overall personal performance in directing the enterprise. The Committee also utilizes equity based plans for a portion of compensation to link executive and shareholder interests.

Annual Compensation Programs

     The levels of base salary and target annual bonuses for the Executives, including Named Executives, are established annually under a program also applicable to other professional associates. Total annual compensation is targeted at the median of a group of large industrial companies for which compensation data are available through an independent consulting firm. The Committee believes that the most direct competitors for executive talent are not necessarily the companies that are included in the Dow Jones Industrial Diversified Index. Thus, the companies compared for annual compensation purposes and the companies compared for long-term compensation purposes are not the same as the companies included in the index used in the Comparison of Five-Year Cumulative Total Shareholder Return graph on page 23.

     The Executives' base salaries are maintained below the median of the salary range midpoints of comparison data. Annual bonus awards under the Company's Incentive Compensation Plan are then targeted at a level that, when combined with base salaries, approximates the median base salary and annual bonus paid by companies represented in the salary data. Competitive total compensation is achieved when target performance is met but with a larger percent of pay at risk than is the case in the comparison companies.

     Total annual compensation should exceed the median of the comparison data when Company financial performance meets or exceeds targets established by the Committee and individual performance contributes to meeting strategic objectives of the Company. Total annual compensation should be below the median of the comparison data when Company financial performance does not meet targets and/or individual performance does not have a positive effect on strategic objectives.

     The financial performance targets established by the Committee are based on sales growth, Return on Capital (ROC) and cash return on capital. Certain one-time accounting adjustments are not included in determining ROC and cash return on capital. Bonus awards are calculated using these financial targets and an assessment of personal performance related to achievement of strategic objectives of the Company. The personal performance rating of the CEO is determined by the Committee and the other Executives are rated by the CEO.

     Final awards are subject to the discretion of the Committee as permitted in the Incentive Compensation Plan approved by the shareholders. If minimum thresholds of sales growth, ROC, and cash return on capital are not achieved, no awards are granted by the Committee. The Committee has traditionally determined that 20% of the annual bonus award be paid in Common Stock of the Company to build ownership levels and to align the interests of the Executives more closely with those of the shareholders.

Long-Term Incentive Program

     The Committee has established a long-term incentive program that motivates key employees to invest in the stock of the Company and to cause the Company to grow and profit, provides compensation levels competitive with opportunities available elsewhere in industry and encourages key employees to continue in the employ of the Company.

     Long-term incentives are currently provided under the 1984 Stock Option Plan which has been approved by shareholders and provides for the granting of stock options to key management employees. Option grants are established each year to be competitive with long-term incentive data for large companies identified by an independent compensation consulting firm as potential competitors for executive talent. The number of stock options granted to each executive is determined so that an estimate of potential value of the options when combined with annual compensation discussed above will approximate total annual and long-term compensation paid to executives in the comparison companies. The number of option shares granted is not determined by past Company performance and is not dependent on the number granted in the past or the number presently held. The options are performance related since the value of the option is ultimately determined by the future performance of the Company as reflected by stock price.

     Also, as shown in the Option/SAR Grants in Last Fiscal Year table and related footnotes on pages 18 and 19, the Named Executives exercised existing options in a manner entitling them to receive Restored Options under the Restored Option provisions of the Stock Option Plan approved by shareholders in 1992. The Restored Option provisions encourage Optionees to exercise options earlier during the option term, thereby building stock ownership to better align their interests with the interests of shareholders.

CEO Compensation

     Mr. Dempsey's base salary for 1996 was raised 3.3% over his base salary for 1995. This salary change followed the competitive salary program described above. His annual bonus for 1996 was determined 80% on Company financial goals and 20% on non-financial goals related to his performance against strategic objectives of the Company. Financial goals were weighted equally related to sales growth, ROC and cash return on capital. The financial performance of the Company in 1996 exceeded ROC and cash return on capital targets. The Committee also rated the CEO's 1996 performance toward achieving strategic objectives related to succession planning, growth initiatives, strategic planning, capital allocation, responsiveness to PPG's shareholders and the general management of corporate issues as exceeding requirements. Mr. Dempsey's 1996 annual bonus, therefore, exceeded the established target.

     Mr. Dempsey was granted 100,000 stock options at Fair Market Value on the date of grant consistent with the Committee's philosophy that the estimated value of the options combined with targeted annual compensation will be competitive with total annual and long-term compensation provided by companies that are potential competitors for executive talent.

     Mr. Dempsey also received Restored Options for 46,798 shares in 1996 under the Restored Option provisions of the 1984 Stock Option Plan.

Other Named Executives' Compensation

     The accompanying compensation tables list four Executives other than the CEO ("Other Named Executives"). The Other Named Executives' base salaries were increased over 1995 base salaries consistent with our base pay practice discussed above. Mr. R. W. LeBoeuf's increase in base salary over 1995 includes his promotion to President and Chief Operating Officer and recognition of his performance as Executive Vice President. Messrs. E. K. Pollock, F. A. Archinaco and W. H. Hernandez received base salary increases in 1996 reflecting movement to a more competitive level in line with our base salary philosophy. Current levels of base salaries are below the median base salary position of the comparison companies. The Other Named Executives' annual bonus awards were based on Company and business unit financial performance measures and non-financial measures directly related to their corporate or strategic business unit objectives.

     The number of options granted to Other Named Executives is related to the level of responsibility determined by the Optionee's job grade level on the date of grant. Job grade levels are established by an evaluation methodology developed by an independent consultant. The 1996 option grants are consistent with our philosophy cited above and represent a level of long-term incentives that is competitive with the average provided by the comparison companies to individuals holding positions with similar levels of responsibility. The Other Named Executives also received Restored Options as stated in the Option/SAR Grants in Last Fiscal Year table and related footnotes on pages 18 and 19.

Deductibility of Compensation

     Gains realized from exercising options under the long-term incentive 1984 Stock Option Plan are exempt from the deductibility limitations under Section 162(m) of the Internal Revenue Code. Compensation paid from the annual bonus plan does not qualify for exemption from deductibility limits under Section 162(m). The Committee believes the annual bonus program must be sufficiently flexible to allow the Committee to adjust awards appropriately for the effect of unusual events such as acquisitions, divestitures and other major corporate, accounting or legal changes impacting on sales growth, ROC and cash return on capital. This ability to exercise discretion under the terms of the annual bonus plan in the view of the Committee is in the best interests of the Company and its shareholders and outweighs the need to qualify all plans so that income paid through the plans is exempt from the deductibility limits of Section 162(m) of the Internal Revenue Code. Nonetheless, all taxable income for 1996 of the CEO and Other Named Executives qualified under Section 162(m) as deductible by the Company.

Summary

     Through the programs and actions of the Committee described above, a very significant portion of the Company's executive compensation is linked directly to Company performance and returns to shareholders. The Officers-Directors Compensation Committee intends to continue this policy.

                                    The Officers-Directors Compensation Committee:

                                    Erroll B. Davis, Jr.        David G. Vice
                                    Steven C. Mason             David R. Whitwam
                                    Harold A. McInnes

SUMMARY OF NAMED EXECUTIVES' COMPENSATION

     There is shown below information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 1996, 1995 and 1994, of those persons who (i) served as the Chief Executive Officer of the Company at any time during 1996 and (ii) the other four most highly compensated Executive Officers of the Company at December 31, 1996.

                           SUMMARY COMPENSATION TABLE

                                                                          Long-Term Compensation
                                                                         -------------------------
                                         Annual Compensation                      Awards
                                -------------------------------------    -------------------------
                                                              Other       Securities
                                                             Annual       Underlying     All Other
      Name and                                Bonus($)      Compensa-    Options/SARs    Compensa-
 Principal Position     Year    Salary($)        (1)         tion($)         (#)         tion($)(2)
---------------------   ----    ---------    -----------    ---------    ------------    ---------
J. E. Dempsey           1996     661,633      1,400,000       15,924        146,798        42,785
  Chairman and Chief    1995     640,667      1,440,000       30,956        108,868        11,722
  Executive Officer     1994     616,667      1,360,000       27,145        112,948         7,041

R. W. LeBoeuf           1996     450,000        675,000        7,250        127,758        37,359
  President and Chief   1995     387,367        625,000        7,315        158,094        20,585
  Operating Officer     1994     335,483        600,000        5,130         89,332        11,073

E. K. Pollock           1996     323,000        315,000        2,558         79,540        19,596
  Sr. Vice President,   1995     272,117        235,000        1,835         64,161         9,768
  Coatings and Resins   1994     225,783        269,500        2,017         45,139         8,607

F. A. Archinaco         1996     323,000        300,000        2,463         97,952        24,826
  Sr. Vice President,   1995     291,567        325,000        2,286         82,757        14,081
  Glass                 1994     257,617        283,500        2,082         63,647         8,302

W. H. Hernandez         1996     276,667        295,000          850         30,106        17,130
  Sr. Vice President,   1995     236,858        300,000        3,925         37,000         9,465
  Finance               1994     178,833        175,000          212         16,000         8,249

------------

(1) Cash and market value of Common Stock awarded.

(2) The following are included in the amounts shown under All Other Compensation for 1996: Company contributions to each of the Named Executives were $9,000 under the Company's Employee Savings Plan and $300 under the Company's Benefit Account Plan. The value of premiums paid with respect to term life insurance for the benefit of Messrs. Dempsey, LeBoeuf, Pollock, Archinaco and Hernandez, respectively, was $2,787, $528, $612, $486 and $230. The amount shown for Mr. LeBoeuf includes $9,531, and the amount shown for

    Mr. Archinaco includes $4,660, which are the portions of interest earned on certain deferred compensation above 120% of the applicable federal rate. The amounts shown for Messrs. Dempsey, LeBoeuf, Pollock, Archinaco and Hernandez include $30,698, $18,000, $9,684, $10,380 and $7,600, respectively, in
    Company contributions under the PPG Industries, Inc. Deferred Compensation Plan in lieu of contributions which could not be made under the Savings Plan because of the Internal Revenue Code and Regulations.

OPTION GRANTS

     Shown on page 18 is further information on grants of Options under the Company's 1984 Stock Option Plan during fiscal year 1996 to the Named Executives. All of the Options granted in 1996 were Nonqualified Options, as are all outstanding Options. No Stock Appreciation Rights were granted in 1996 and none are outstanding.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                     Potential Realizable Value at
                                                                                  Assumed Annual Rates of Stock Price
                                         Individual Grants                         Appreciation for Option Term (2)
                       ------------------------------------------------------   ---------------------------------------
                                        Percent
                        Number of       of Total
                        Securities    Options/SARs
                        Underlying     Granted to    Exercise or
                       Options/SARs   Employees in   Base Price    Expiration
         Name          Granted(#)(1)  Fiscal 1996     ($/Share)       Date      0%($)(3)     5%($)           10%($)
---------------------- ------------   ------------   -----------   ----------   ------   -------------   --------------
J. E. Dempsey             100,000          3.7          47.750      2/13/2006       0        3,003,000        7,610,000
                            1,253          0.1          52.000      8/12/2003       0           26,526           61,810
                           19,009          0.6          52.000      2/14/2005       0          544,988        1,342,225
                           26,536          1.0          60.750      2/14/2005       0          888,691        2,189,220

R. W. LeBoeuf              60,000          2.2          47.750      2/13/2006       0        1,801,800        4,566,000
                            9,907          0.4          51.000      2/11/2000       0          108,878          234,499
                           13,442          0.5          51.000      2/19/2001       0          189,398          418,584
                           44,409          1.6          51.000      2/18/2002       0          770,052        1,747,494

E. K. Pollock              25,500          0.9          47.750      2/13/2006       0          765,765        1,940,550
                            1,899          0.1          49.500      2/18/2002       0           31,960           72,523
                           20,343          0.7          49.500      2/16/2003       0          409,911          955,307
                            1,434          0.1          49.500      2/17/1997      (5)             (5)              (5)
                              677          0.1          49.500      2/14/2005       0           18,475           45,508
                           23,200          0.9          55.500      2/14/2005       0          709,920        1,748,584
                            2,444          0.1          55.500      2/19/2001       0           37,467           82,803
                            4,043          0.1          55.500      2/18/2002       0           76,332          173,121

F. A. Archinaco            28,000          1.0          47.750      2/13/2006       0          840,840        2,130,800
                           26,675          1.0          49.500      2/14/2005       0          727,961        1,793,094
                            4,848          0.2          49.500      2/16/2003       0           97,687          227,662
                            1,464          0.1          56.750      2/16/2003       0           33,818           78,822
                            3,724          0.1          56.750      2/15/1999       0           33,330           69,937
                            6,753          0.2          56.750      2/18/2002       0          130,333          295,714
                            6,571          0.2          56.750      2/16/2003       0          151,790          353,783
                           19,539          0.7          56.750      2/15/2004       0          529,507        1,268,081
                              378          0.1          56.750      2/19/2001       0            5,927           13,098

W. H. Hernandez            27,500          1.0          47.750      2/13/2006       0          825,825        2,092,750
                            2,606          0.1          55.500      2/18/2002       0           49,201          111,589
All Shareholders(4)                                                                 0    5,502,097,000   13,943,042,000

Named Executive
 Officers' Gain as %
 of All Shareholders'
 Gain                                                                               0             .233             .227

------------

(1) All Options were granted at Fair Market Value (the closing price for the Company's Common Stock as reported on the New York Stock Exchange-Composite Transactions) on the date of grant. Five of the Options shown were granted on February 14, 1996, at an Exercise Price of $47.75 and became exercisable one year after the date of grant. The other Options shown on the table were granted to the Named Executives under the Restored Option provisions of the 1984 Stock Option Plan that were approved by the shareholders in 1992. Under the Restored Option provisions, which apply to all Nonqualified Options outstanding on December 1, 1992, or granted thereafter, an Optionee who surrenders (or certifies ownership of) shares of Common Stock in payment of the Option Price of an Option is granted a new Nonqualified Option (a "Restored Option") covering the number of shares equal to the number of shares surrendered (or certified as to ownership) and surrendered or withheld to satisfy tax obligations. Restored Options have the same expiration date as the original Option, the exercise of which generated the Restored Option, an Exercise Price equal to the Fair Market Value of the Common Stock on the Date of Grant of the Restored Option and become exercisable six months after the Date of Grant.

(2) The dollar amounts under these columns are the result of calculations at 0%, and at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of PPG's Common Stock price.

(3) No gain to the Optionees is possible without an increase in stock price. A 0% gain in stock price will result in zero gain for the Optionee.

(4) Based on 183,220,000 issued shares (other than Treasury shares), these amounts are the total increase in shareholder value using the 0%, 5% and 10% assumed annual appreciation rates and the price and terms of the February 14, 1996 grant.

(5) No future appreciation is shown since this grant was exercised on February 5, 1997.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     Shown below is information with respect to exercises during 1996 of Options granted under the 1984 Stock Option Plan and information with respect to unexercised Options granted in 1996 and prior years under the 1984 Stock Option Plan.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                            FY-END OPTION/SAR VALUES

                                                  Number of Securities
                                                 Underlying Unexercised         Value of Unexercised
                                                    Options/SARs at          In-the-Money Options/SARs
                      Shares                      December 31, 1996(#)       at December 31, 1996($)(1)
                    Acquired on     Value     ----------------------------  ----------------------------
      Name          Exercise(#)  Realized($)  Exercisable    Unexercisable  Exercisable    Unexercisable
-----------------   -----------  -----------  -----------    -------------  -----------    -------------
J. E. Dempsey          55,428     1,089,390     188,128         126,536      2,817,664        837,500
R. W. LeBoeuf          80,153     1,031,083     157,650         127,758      2,366,439        849,760
E. K. Pollock          63,399     1,080,472      94,991          55,187      1,243,210        232,117
F. A. Archinaco        84,296     1,302,893      83,848          66,249        867,721        234,500
W. H. Hernandez        10,320       242,485      88,280          30,106      1,849,590        231,941

------------

(1) Based on the closing price on the New York Stock Exchange-Composite Transactions of the Company's Common Stock on December 31, 1996 (last trading day of fiscal year), which was $56.125 per share.


RETIREMENT PLANS

     The Company's qualified retirement plan for salaried employees and nonqualified retirement plan provide benefits after retirement. The annual benefits payable upon retirement under those plans to persons in hypothetical five-year average annual covered compensation and credited years-of-service classifications (assuming retirement as of January 1, 1997 and date of birth in 1931) are estimated in the following table.

                               PENSION PLAN TABLE

    Base and
    Incentive
   5-Year Avg.                         Credited Years-of-Service
      Total           ------------------------------------------------------------
  Compensation           15           20           25           30           35
-----------------     --------     --------     --------     --------     --------
   $   300,000        $ 66,622     $ 88,830     $111,037     $133,245     $155,452
       400,000          90,622      120,830      151,037      181,245      211,452
       500,000         114,622      152,830      191,037      229,245      267,452
       600,000         138,622      184,830      231,037      277,245      323,452
       750,000         174,622      232,830      291,037      349,245      407,452
       850,000         198,622      264,830      331,037      397,245      463,452
     1,000,000         234,622      312,830      391,037      469,245      547,452
     1,150,000         270,622      360,830      451,037      541,245      631,452
     1,300,000         306,622      408,830      511,037      613,245      715,452
     1,450,000         342,622      456,830      571,037      685,245      799,452
     1,600,000         378,622      504,830      631,037      757,245      883,452

     The compensation covered by the Company's qualified retirement plan for salaried employees, which is compulsory and noncontributory, is the salary of a participant as limited by applicable Internal Revenue Service ("IRS") regulations. The compensation covered by the Company's nonqualified retirement plan, which is available only to those employees who participate in the qualified retirement plan for salaried employees and in the Company's Incentive Compensation Plan or Management Award Plan, is the compensation paid under the latter two plans, which for the Named Executives in the Summary Compensation Table on page 16 is shown in the "Bonus" column under "Annual Compensation." Additional benefits may be paid to certain participants under the Company's nonqualified retirement plan equal to any benefit which cannot be paid under the Company's qualified retirement plan for salaried employees because of the restrictions of any applicable IRS regulations. The benefit payable under the Company's qualified retirement plan for salaried employees is a function of a participant's highest consecutive five-year average annual covered compensation during the ten years immediately prior to retirement and credited years-of-service while a plan participant. The benefit payable under the Company's nonqualified retirement plan is a function of the participant's five-year average annual covered compensation for the highest five years out of the final ten years immediately prior to retirement and credited years-of-service. The highest five-year average annual covered compensation under both plans through 1996 for Messrs. Dempsey, LeBoeuf, Pollock, Archinaco and Hernandez is $1,257,219, $722,361, $435,805, $487,506 and $341,778, respectively. The annual benefits payable under the plans as shown in the table above are estimated on the basis of a straight life annuity notwithstanding the availability of a joint and survivor annuity or lump sum benefit and are not subject to reduction for social security benefits. For purposes of the plans, Mr. Dempsey has three and one-half years, Mr. LeBoeuf sixteen years, Mr. Pollock thirty and one-half years, Mr. Archinaco thirty-one and one-half years and Mr. Hernandez six years.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

     The Company has entered into employment agreements with certain key executives, including the Named Executives, which agreements provide for the continued employment of such executives for a period of up to three years following a change in control of the Company. The employment agreements contemplate that during such three-year period, such executives would continue to be employed in capacities, and compensated on a basis, commensurate with their capacities and compensation before the change in control occurred. The employment agreements contemplate, further, that in the event the executive's employment is terminated (a) for any reason by the executive during a thirty-day window period beginning one year after a change in control, (b) at any time during the three years following a change in control by the executive because either he has not been employed in a commensurate capacity or he has not been commensurately compensated or (c) by the Company at any time during the three years following a change in control other than for cause, the executive would be entitled to receive, subject to certain conditions, a payment. This payment would basically be the salary and the awards under the Incentive Compensation Plan that the executive would have received for (i) the next two years (or until the executive's retirement date if earlier) if the termination was under situation (a) above or (ii) for three years (or until the executive's retirement date if earlier) if the termination was under situations (b) or (c) above.

SHAREHOLDER RETURN PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly change in the cumulative total shareholder return on the Company's Common Stock with the cumulative total return of the Standard & Poor's Composite--500 Stock Index ("S&P 500 Index") and the Dow Jones Industrial Diversified Index for the five-year period beginning December 31, 1991 and ending December 31, 1996. The S&P 500 Index and the Dow Jones Industrial Diversified Index data presented in the graph are based on the companies that comprised those indexes at the time the graph was prepared on January 20, 1997. The information presented in the graph assumes that the investment in the Company's Common Stock and each Index was $100 on December 31, 1991 and that all dividends were reinvested.

          COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL SHAREHOLDER RETURN
 PPG INDUSTRIES, INC., DOW JONES INDUSTRIAL DIVERSIFIED INDEX AND S&P 500 INDEX

                               PERFORMANCE GRAPH


            '91      '92       '93      '94     '95      '96
            ----     ----     ----     ----     ----     ----
PPG         $100     $134     $160     $161     $204     $256
DJID        $100     $116     $142     $130     $171     $221
S&P 500     $100     $108     $118     $120     $165     $203

                              ELECTION OF AUDITORS

     It is proposed that action be taken at the Meeting with respect to the election of Deloitte & Touche LLP, Certified Public Accountants, as Auditors for the Company for the year 1997. Deloitte & Touche LLP have been regularly engaged by the Company for many years for the examination of accounts and other purposes. Representatives of Deloitte & Touche LLP are expected to be present at the Meeting and, while they do not plan to make a statement (although they will have the opportunity if they desire to do so), they will be available to respond to appropriate questions from shareholders.

            THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE
               ELECTION OF DELOITTE & TOUCHE LLP AS AUDITORS FOR
                         THE COMPANY FOR THE YEAR 1997.

                            ------------------------

         PROPOSAL TO APPROVE AMENDMENTS TO, AND THE RESTATEMENT OF, THE
                  PPG INDUSTRIES, INC. 1984 STOCK OPTION PLAN

BACKGROUND AND BRIEF DESCRIPTION OF AMENDMENTS

     The PPG Industries, Inc. 1984 Stock Option Plan (sometimes referred to in this Proxy Statement as the "1984 Stock Option Plan" or the "Plan") was adopted by the Board of Directors on February 16, 1984 and approved by the shareholders on April 19, 1984. The Plan was amended by the Board of Directors on February 18, 1988 and February 20, 1992, and those amendments were approved by the shareholders on April 21, 1988 and April 16, 1992, respectively.

     The Plan is designed to promote the growth and profitability of the Company and its subsidiaries by giving Plan participants an opportunity to invest in and hold the Common Stock and thereby (1) provide them with additional incentive to cause the Company and its subsidiaries to grow and profit, (2) make their compensation competitive with opportunities available in competing industries, and (3) encourage them to continue in the employ of the Company or a subsidiary.

     The Board continues to consider the Plan an important tool for promoting the interests of the Company and its shareholders. Although the Plan is now over twelve years old and by its terms is scheduled to terminate on December 31, 1998, the Board believes that the goals served by the Plan are as important today as ever and that the Plan should continue. At the same time, certain modifications in the design of the Plan have been identified which the Board believes would enable the Plan to better meet those goals by adding flexibility. Other changes are necessary in order to support the deductibility of Plan awards by the Company for federal income tax purposes under Section 162(m) of the Internal Revenue Code and the regulations thereunder.

     Accordingly, on December 12, 1996, the Board adopted certain amendments and restated the Plan, subject to the approval of the shareholders. A detailed description of the Plan as it would be amended and restated if approved by the shareholders appears below under the heading Summary of Material Features of the PPG Industries, Inc. Stock Plan. In general, the amendments, if approved, will:

     (i) rename the Plan the "PPG Industries, Inc. Stock Plan" (the Plan as amended and restated is hereinafter sometimes referred to as the "Stock Plan" or the "Amended and Restated Plan");

     (ii)    extend the termination date of the Plan to December 31, 2002;

     (iii) allow for the grant of up to 250,000 shares of Restricted Stock (as later defined);

     (iv) allow for the award of Options, Stock Appreciation Rights and Restricted Stock to Directors who are not also Employees at the discretion of the Board or the Officers-Directors Compensation Committee;

     (v) allow for the transferability of Nonqualified Stock Options at the discretion of the Board or the Officers-Directors Compensation Committee;

     (vi) increase the maximum number of shares of Common Stock that may be issued and as to which Options and Restricted Stock may be granted under the Plan and provide that shares tendered by participants in exercising Options or paying withholding taxes are restored to such Plan maximums;

     (vii) allow the Board or the Committee to delegate authority to others to grant Awards to individuals other than the Directors and officers of the Company who are subject to Section 16 of the Securities Exchange Act of 1934 ("Insiders"); and

     (viii) establish a limit of two million shares as the number of shares subject to Options and Restricted Stock granted to any individual after April 17, 1997.

     Certain additional minor changes to the Plan would be included in the Amended and Restated Plan. A copy of the Amended and Restated Plan is attached as Exhibit A to this Proxy Statement. The following description of the Amended and Restated Plan does not purport to be complete and is qualified in its entirety by reference to Exhibit A. If not otherwise defined herein, capitalized terms in this Proxy Statement used in describing the Amended and Restated Plan shall have the same meanings as provided in the Amended and Restated Plan.

SUMMARY OF MATERIAL FEATURES OF THE PPG INDUSTRIES, INC. STOCK PLAN

     The Amended and Restated Plan would authorize the Committee or the Board (or others by delegation in certain instances described later) to grant (i) Stock Options which are either incentive stock options under the Internal Revenue Code of 1986 ("Incentive Options") or stock options not qualified under the Internal Revenue Code of 1986 ("Nonqualified Options") (Incentive Options and Nonqualified Options are referred to individually or collectively herein as "Options"), (ii) Stock Appreciation Rights, and (iii) shares of Restricted Stock. The terms of the Amended and Restated Plan will apply to all future awards of Options, Stock Appreciation Rights and Restricted Stock (herein individually or collectively "Awards") as well as to all Option grants outstanding under the Plan.

Eligible Recipients

     Eligible recipients of Awards would include the Company's Directors and such Employees of the Company and the Company's Subsidiaries who are determined to have the ability to make a substantial contribution to the growth and profitability of the Company or any of its subsidiaries. Awards and the terms of Awards to Outside Directors and to other persons who are subject to Section 16 of the Securities Exchange Act of 1934 will be determined by the Board or the Committee. Other Employees selected to receive Awards as well as the terms of such Awards will be determined by the Board or the Committee or by others designated by the Board or the Committee. (The granting entities are hereinafter referred to individually or collectively as the "Award Grantor.") The number of participants who may be granted Options, Stock Appreciation Rights and Restricted Stock in the future is not presently known because in each instance it is in the discretion of the Award Grantor. However, it is presently contemplated that the number will be less than 3% of the number of Employees of PPG and its Subsidiaries. Neither the existence of the Amended and Restated Plan nor the grant of Options, Stock Appreciation Rights or Restricted Stock pursuant to the Plan shall create in any recipient the right to continue to be employed by the Company or a Subsidiary.

Authorization of Shares

     The Amended and Restated Plan authorizes the grant of Restricted Stock and Options with respect to a maximum of 10,000,000 shares of Common Stock (of which no more than 250,000 shares may be Restricted Stock) from and after April 17, 1997 (the "Grant Authorization"). The issuance of 18,000,000 shares of Common Stock is authorized (the "Issuance Authorization"). Common Stock will be registered as required by the Securities and Exchange Commission regulations prior to issuance. As of February 28, 1997 there were outstanding 8,008,199 unexercised Options under the Plan. The Issuance Authorization would cover all exercises of Options after April 17, 1997, including exercise of outstanding unexercised Options, and all Restricted

Stock awarded after that date. The Amended and Restated Plan also provides that the shares of Common Stock subject to Options plus the number of shares of Restricted Stock granted to any one person over the remaining life of the Plan will not exceed 2,000,000 shares. The Grant Authorization and the Issuance Authorization and the individual limit on Awards would be subject to adjustment in certain events including stock dividends and stock splits as more fully described later. The Amended and Restated Plan also provides that shares of Common Stock tendered to the Company by participants in exercising Options or paying withholding taxes would be restored to both Authorizations but not to the individual limit on Awards. Any shares of Common Stock subject to unexercised Options, and remaining unexercised at the expiration or termination thereof, would be restored to the Grant Authorization but not to the individual limit on Awards. Restricted Stock issued under the Amended and Restated Plan and later forfeited to the Company would be restored to both the Grant Authorization and the Issuance Authorization but not to the individual limit on Awards. No Options, Stock Appreciation Rights or Restricted Stock may be granted under the Amended and Restated Plan after December 31, 2002 although Common Stock may be issued after that date with respect to Options outstanding on that date.

Stock Options

     Stock Options are contractual rights entitling a recipient to purchase a stated number of shares of Common Stock at a price established at the time the Stock Option is granted. Options granted under the Plan may be either Incentive Options or Nonqualified Options. Incentive Options are Options which qualify as "incentive stock options" as defined in Section 422 of the Internal Revenue Code, including regulations promulgated thereunder. Nonqualified Options are Options that do not qualify as Incentive Options. At the time of grant, each Option is designated as an Incentive Option or a Nonqualified Option.

     The Board or the Committee may specify at the time of grant of an Incentive Option, and at or after the time of grant of Nonqualified Options (including currently outstanding Nonqualified Options), that if the Optionee surrenders (or certifies ownership of) shares of Common Stock in full or partial payment of the Option Price of an Option and/or if the Optionee surrenders shares of Common Stock or causes shares of Common Stock to be withheld to pay taxes, the Optionee, subject to availability of shares of Common Stock under the Amended and Restated Plan, shall be granted a new Nonqualified Option (a "Restored Option") covering a number of shares not greater than the number so surrendered (or certified as to ownership) and/or surrendered or withheld to pay taxes. A Restored Option may be granted in connection with the exercise of an Option which is itself a Restored Option.

     At the time of grant, the Board or the Committee determines the price per share to be paid for the purchase of shares subject to an Option upon exercise of the Option. The specified price at which shares of Common Stock may be purchased upon the exercise of an Option may be not less than the Fair Market Value of a share of Common Stock on the Date of Grant of the Option. The Fair Market Value of a share of Common Stock will be the closing sale price for any applicable date as reported on the New York Stock Exchange-Composite Tape. The Board or the Committee may also specify the form of payment of the Option Price, which may be cash, shares of Common Stock or a combination of both. The Board or the Committee is also authorized to specify the term during which an Option may be exercised, which may be not longer than ten (10) years from the Date of Grant of the Option (or in the case of a Restored Option the remaining term of the Option, the exercise of which generated the Restored Option).

     The grant of an Option will be evidenced by an Award Agreement executed by PPG and the Optionee, specifying the number of shares of Common Stock subject to the Option, whether the Option is an Incentive Option or a Nonqualified Option, the Option Price and the Option Expiration Date and containing such other provisions, not inconsistent with the Amended and Restated Plan, as may be prescribed by the Board or the Committee.

Stock Appreciation Rights

     Stock Appreciation Rights may be granted with respect to all or any of the shares of Common Stock subject to an Option. Stock Appreciation Rights relating to an Incentive Option must be granted on the Date of Grant of the related Option, while those relating to a Nonqualified Option may be granted either on the Date of Grant of the related Option or thereafter at any time during the term of the Option. Stock Appreciation Rights will entitle an Optionee to receive, upon exercise, a payment equal to the amount by which the value of a share of Common Stock exceeds the Option Price, multiplied by the number of shares with respect to which Stock Appreciation Rights are exercised. Such value will be the Fair Market Value of a share of Common Stock on the date of exercise or, in the discretion of the Board or the Committee, the average of the Fair Market Values of a share of Common Stock over such period and in such form as the Board or the Committee may specify. Stock Appreciation Rights will be exercisable only to the extent the related Option is exercisable and, to the extent Stock Appreciation Rights are exercised the related Option will be deemed to have been exercised. Stock Appreciation Rights have been granted by the Company under the Plan in the past; however, at present, there are no Stock Appreciation Rights outstanding.

Restricted Stock Awards

     Shares of Restricted Stock may be awarded by the Award Grantor to any Eligible Person. The Award may set forth such terms and conditions including, but not limited to, forfeiture and vesting provisions and restrictions against sale, assignment, transfer or other disposition as the Board or the Committee may determine. Recipients of Restricted Stock shall be entitled to all dividends paid with respect to Restricted Stock during the period of restriction and shall not be required to return such dividends in the event of forfeiture of the Restricted Stock. The recipient shall be entitled to vote the Restricted Stock during the period of restriction.

Adjustment Provisions

     If the Company shall at any time change the number of issued shares of Common Stock by reason of any stock dividends, stock splits or similar change, a corresponding change will be made in the total number of shares reserved for grant and for issuance under the Amended and Restated Plan, the maximum number of shares available to any individual through the Plan, and the number of shares covered by each outstanding Award. In the event of any change in the outstanding shares of Common Stock, or in the number thereof, by reason of any merger, consolidation, combination, sale of assets, exchange of shares, recapitalization, reorganization, spin-off or similar change, the Board or the Committee may make such changes in the shares or in the numbers or Option Prices of shares, subject to outstanding Awards, and in the maximum number of shares which may be issued under the Amended and Restated Plan, and in the number of shares of Restricted Stock which may have been issued, as the Board or Committee may deem to be equitable.

Federal Income Tax Consequences

     The following is a brief summary of the consequences under the Internal Revenue Code in effect on the date hereof of the receipt or exercise of Options, Stock Appreciation Rights and Awards of Restricted Stock under the Amended and Restated Plan. This summary is not intended to be exhaustive.

Incentive Options. Generally, neither the Company nor an Optionee has any tax consequences upon issuance or exercise of an Incentive Option (except possibly for alternative minimum tax consequences for an Optionee at exercise). An Optionee will recognize income when he or she sells or exchanges the shares acquired upon exercise of an Incentive Option. This income will be taxed at the applicable capital gains rate if the sale or exchange occurs after the expiration of the requisite holding periods. Generally, the requisite holding periods expire two years after the date of grant of the Incentive Option and one year after the date of acquisition of the Common Stock pursuant to the exercise of the Incentive Option. If the holding period requirements are satisfied, the Company is not entitled to a federal income tax deduction with respect to an Incentive Option.

     If an Optionee disposes of the Common Stock acquired pursuant to exercise of an Incentive Option before the expiration of the requisite holding periods, the Optionee will recognize compensation income in an amount equal to the difference between the Option Price and the lesser of (i) the Fair Market Value of the shares on the date of transfer of the shares to the Optionee and (ii) the price at which the shares are sold. This amount will be taxed at ordinary income rates. The Company is entitled to a corresponding federal income tax deduction equal to the amount of ordinary income recognized by the Optionee. If the sale price of the shares is greater than the Fair Market Value on the date of transfer, the difference will be recognized as gain by the Optionee and taxed at the applicable capital gains rate. If the sale price of the shares is less than the Option Price, the Optionee will recognize a capital loss equal to the excess of the Option Price over the sale price.

Nonqualified Options. No income is recognized by an Optionee, nor is the Company entitled to a federal income tax deduction, upon the grant of a Nonqualified Option. Upon exercise of a Nonqualified Option, an Optionee recognizes ordinary income on the date of transfer of the shares acquired pursuant to such exercise equal to the amount by which the Fair Market Value of such shares on the date of transfer exceeds the Option Price for such shares. The Company is entitled to a corresponding federal income tax deduction equal to the amount of ordinary income recognized by the Optionee. Upon subsequent disposition by sale of any of the shares acquired, the Optionee recognizes a long-term or short-term capital gain or loss.

Stock Appreciation Rights. At the time a Stock Appreciation Right is granted, an Optionee will recognize no taxable income, and there are no tax consequences to the Company. The Optionee will recognize taxable income at the time the Stock Appreciation Right is exercised in an amount equal to the amount of cash and the Fair Market Value of the shares of the Common Stock received upon such exercise. The income recognized on exercise of a Stock Appreciation Right will be taxable at ordinary income tax rates. The Company generally will be entitled to a deduction with respect to the exercise of a Stock Appreciation Right in an amount equal to the amount of ordinary income recognized by the Optionee upon such exercise.

Restricted Stock. A holder of Restricted Stock will recognize income when the stock becomes substantially vested. Restricted Stock becomes substantially vested when it is either transferable or is not subject to a substantial risk of forfeiture. If the Restricted Stock is subject to restrictions that lapse in increments over a period of time so that the holder becomes substantially vested in a portion of the shares as the restrictions lapse, the holder will recognize income in any tax year only with respect to the shares that become substantially vested during that year. The income recognized will be equal to the Fair Market Value of those shares, determined as of the time that the restrictions on those shares lapse. That income will be taxable at ordinary income tax rates. The Company will be entitled to a deduction in an amount equal to the amount of ordinary income recognized by the holder of the Restricted Stock.

     A holder of Restricted Stock may elect instead to recognize ordinary income for the taxable year in which he receives an Award of Restricted Stock in an amount equal to the Fair Market Value of the Restricted Stock awarded to him (even though the shares are subject to forfeiture). That income will be taxable at ordinary income tax rates. At the time of disposition of the shares, a holder who has made such an election will recognize gain in an amount equal to the difference between the sales price and the Fair Market Value of the shares at the time of the Award. Such gain will be taxable at the applicable capital gains rate. Any such election must be made within thirty days after the transfer of the Restricted Stock to the holder. The Company will be entitled to a deduction in an amount equal to the amount of ordinary income recognized by the holder at the time of election.

Limitation on Company Deductions. Under the Internal Revenue Code and regulations, no federal income tax deduction is allowed for compensation paid to a "covered employee" in any taxable year of the Company beginning on or after January 1, 1994, to the extent that such compensation exceeds $1,000,000. For this purpose, "covered employees" are generally the chief executive officer of the Company and the four highest compensated officers of the Company (presently the "Named Executives"). This deduction limitation does not apply to compensation that is performance-based compensation.

     Regulations provide that compensation attributable to a Stock Option or a Stock Appreciation Right will generally be performance-based compensation if the grant or Award is made by a "compensation committee" (a committee composed of "outside" directors), the Plan under which the Option or right is granted states the maximum number of shares with respect to which Options or rights may be granted during a specified period to any Employee, and, under the terms of the Option or right, the amount of compensation the Employee could receive is based solely on an increase in the value of the stock after the date of the grant or Award. It is intended that Stock Options and Stock Appreciation Rights granted under the Plan satisfy these requirements.

Estimated Benefits

     No Awards have been made under the Amended and Restated Plan and it is impossible to determine the amount of Awards that will be received in the future by any of the persons eligible to receive an Award under the Amended and Restated Plan since the persons who will participate in the future and the amount of each Award, is within the discretion of the Award Grantor.

     Information regarding Stock Option Awards to the Company's Chief Executive Officer and the other four most highly compensated Executive Officers in 1996 pursuant to the 1984 Stock Option Plan is provided on page 18 of this Proxy Statement. In addition, 604,375 Options were granted in 1996 under the 1984 Stock Option Plan to all current Executive Officers as a group and 2,112,698 Options were granted to all employees, including all current officers who are not Executive Officers. No Stock Appreciation Rights or Incentive Options were granted in 1996, Restricted Stock was not authorized by the 1984 Stock Option Plan and Directors who were not Executive Officers were not eligible Participants in the 1984 Stock Option Plan. All Options granted in 1996 were granted at Fair Market Value on the date of grant.

Amendment and Termination

     The Board of Directors may amend, suspend or terminate the Plan, in whole or in part, at any time, but no amendment may, without shareholder approval, (1) increase the maximum number of shares for which Options may be granted (either in the aggregate or to any one Employee), (2) change the manner of determining the minimum Option Price (other than to make any such change as may be necessary to conform to any then-applicable provision of the Internal Revenue Code or any regulations thereunder), (3) extend the date upon which the Plan will terminate, or (4) increase the maximum period during which Options may be exercised. The Plan will terminate on December 31, 2002, unless earlier terminated by the Board. No amendment, suspension or termination may affect adversely, without the Optionee's consent, the rights of such Optionee with respect to an Option previously granted.

                     THE BOARD OF DIRECTORS RECOMMENDS THAT
                 SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE
                   AMENDMENTS TO, AND THE RESTATEMENT OF, THE
                  PPG INDUSTRIES, INC. 1984 STOCK OPTION PLAN

                            ------------------------

                                 MISCELLANEOUS

VOTE REQUIRED

     The Annual Meeting of Shareholders will not be organized for the transaction of business unless a quorum is present. The presence in person or by proxy of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast shall constitute a quorum. Votes withheld and abstentions will be counted, but broker non-votes will not be counted in determining the presence of a quorum.

     In the election of Directors, the number of nominees to be elected who receive the greatest number of votes cast at the Annual Meeting by the holders of the Common Stock present in person or by proxy and entitled to vote, assuming the presence of a quorum, will be elected as Directors for a term of three years or their earlier resignation or retirement. Since no written notice was received by the Company from a shareholder that a nomination would be made by the shareholder at the Meeting pursuant to the nomination procedure provided for in the Company's bylaws, votes may only be cast for, or withheld from, the Company's nominees.

     Approval of the proposal to elect Deloitte & Touche LLP as Auditors for the Company for the year 1997 and the approval of the proposal to amend and restate the PPG Industries, Inc. 1984

Stock Option Plan require the affirmative vote of a majority of the votes cast on the proposal, assuming the presence of a quorum.

     Pennsylvania law provides that abstentions, votes withheld and broker non-votes are not votes cast. Therefore, with respect to the election of Directors, the election of Deloitte & Touche LLP as Auditors for the Company and the approval of the proposal to amend and restate the PPG Industries, Inc. 1984 Stock Option Plan, abstentions, votes withheld and broker non-votes do not count either for or against such election or adoption.

SOLICITATION COSTS

     The costs of the solicitation of proxies will be borne by the Company. Arrangements may be made by the Company with brokerage houses and other custodians, nominees and fiduciaries for them to forward solicitation materials to the beneficial owners of the shares such brokerage houses and other custodians, nominees and fiduciaries hold of record, and the Company may reimburse them for the reasonable expenses they incur in so doing. To assist in the solicitation of proxies, the Company has engaged D. F. King & Co., Inc., for a fee of $12,000, plus out-of-pocket expenses. Directors, Officers or regular employees of the Company may, without additional compensation therefor, also make solicitations.

SHAREHOLDER PROPOSALS

     Shareholders intending to present business for consideration at the 1998 Annual Meeting of Shareholders must give notice to the Secretary of the Company within the same time limits as set forth on page 9 for nomination of Directors and such business must otherwise be a proper matter for shareholder action. If, as expected, the 1998 Annual Meeting of Shareholders is held on April 16, 1998 (the third Thursday of April, 1998), then, to be timely, the notice must be received by the Secretary of the Company not later than January 16, 1998, in order to be brought before the Meeting. To be eligible for inclusion in the Proxy Statement and Proxy Card relating to such Annual Meeting, the notice must be received by the Secretary of the Company not later than November 7, 1997.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Directors and Executive Officers of the Company are required to file reports of initial ownership and changes of ownership of PPG securities with the Securities and Exchange Commission and with the New York Stock Exchange. To the Company's knowledge, based solely on review of copies of such reports furnished to the Company and written representations that no other reports were required, the required filings of all such Directors and Executive Officers were filed timely.

OTHER MATTERS

     So far as is known, no matters other than those described herein are expected to come before the Meeting. It is intended, however, that the proxies solicited hereby will be voted on any other matters which may properly come before the Meeting, or any adjournment thereof, in the discretion of the person or persons voting such proxies unless the shareholder has indicated on the Proxy Card that the shares represented thereby are not to be voted on such other matters.

                                                Pittsburgh, Pennsylvania
                                                March 7, 1997

                                   EXHIBIT A
                  PPG INDUSTRIES, INC. 1984 STOCK OPTION PLAN,
                          AMENDED AND RESTATED AS THE
                              PPG INDUSTRIES, INC.
                                   STOCK PLAN

1. PURPOSE

     The purpose of the Plan is to promote the growth and profitability of the Company and its Subsidiaries by giving Directors and selected Employees an opportunity to own and to benefit from the growth of the value of the Common Stock of the Company, thereby (1) providing them with additional incentive to cause the Company and its Subsidiaries to grow and profit, (2) making their compensation competitive with opportunities available in competing industries, and (3) encouraging them to continue in the employ or service of the Company or a Subsidiary.

2. DEFINITIONS

     (a) "Award" means any Option, Stock Appreciation Right or Restricted Stock granted under the Plan.

     (b) "Award Agreement" means the written agreement evidencing an Award, which shall be executed by the Company and the Participant.

     (c) "Award Date" means the date as of which an Award is granted, unless another date is specified by the Board, the Committee or other person granting such Award.

     (d) "Award Grantor" means the Board, the Committee or the person or persons to whom the Board or the Committee has delegated authority to grant Awards under the Plan.

     (e) "Board" means the Board of Directors of the Company.

     (f) "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

     (g) "Committee" means the Officers-Directors Compensation Committee (or any successor) of the Board.

     (h) "Common Stock" means the Common Stock of the Company.

     (i) "Company" means PPG Industries, Inc.

     (j) "Director" means any director of the Company or any of its Subsidiaries.

     (k) "Eligible Person" means any Director or any Employee.

     (l) "Employee" means any person (including any officer) employed by the Company or any of its Subsidiaries.

     (m) "Fair Market Value" of a share of Common Stock means the closing sale price reported for any applicable date on the New York Stock Exchange-Composite Tape or, if there is no sale on such date, for the nearest preceding date upon which such a sale took place.

     (n) "Incentive Option" means an Option which qualifies as an "incentive stock option" as defined in Section 422 of the Code.

     (o) "Nonqualified Option" means an Option which does not qualify as an Incentive Option.

     (p) "Option" means an option granted hereunder to purchase a specified number of shares of Common Stock.

     (q) "Optionee" means a Participant who is granted an Option and the Participant's Successor.

     (r) "Option Price" means the price per share to be paid upon exercise of an Option for the purchase of shares subject to the Option.

     (s) "Option Expiration Date" means the date set forth in the Award Agreement on which the right to exercise an Option will expire due to lapse of time.

     (t) "Option Term" means the period during which an Option may be exercised.

     (u) "Restricted Stock" means Common Stock granted pursuant to Section 7 of the Plan, but any shares of Common Stock shall cease to be Restricted Stock when the conditions specified in the Award of such Restricted Stock have been satisfied.

     (v) "Participant" means any Eligible Person who has received an Award under the Plan.

     (w) "Plan" means the PPG Industries, Inc. Stock Plan, as set forth herein and as amended from time to time.

     (x) "Stock Appreciation Right" means the right to receive cash or shares of Common Stock in lieu of exercising an Option, as more fully described in
Section 6.

     (y) "Subsidiary" means any corporation fifty percent (50%) or more of the outstanding voting stock or voting power of which is owned, directly or indirectly, by the Company and any partnership or other entity in which the Company has a fifty percent (50%) or more ownership interest.

     (z) "Successor" means the executor or administrator of a Participant's estate, or that person or persons to whom is transferred, by will or the laws of descent and distribution, or as otherwise permitted by the Board or Committee within the terms of the Plan, the right to exercise an Option or Stock Appreciation Right or the ownership of Restricted Stock.

3. ADMINISTRATION

     The Board and the Committee shall both have full power and authority pursuant and subject to the provisions of the Plan: (1) to determine from time to time the number and type of Awards; (2) to determine from time to time which Eligible Persons shall be granted Awards; (3) to determine, with respect to Options, the number of shares of Common Stock subject to each Option, the Option Price, the form of payment of the Option Price, the Option Term, whether an Option shall be an Incentive Option or a Nonqualified Option, whether an Option shall be accompanied by Stock Appreciation Rights, whether an Option may be transferred and under what conditions, the form in which Stock Appreciation Rights may be paid and the terms and conditions upon which Options or Stock Appreciation Rights may be exercised; (4) to prescribe the provisions to be contained in Award Agreements (which need not be identical); (5) to construe and interpret the Plan, to establish, amend and revoke rules and regulations relating to the Plan, and to determine all questions or controversies arising in the administration or operation of the Plan; and (6) generally, to exercise such powers and take such actions as the Board or the Committee may deem necessary or advisable to administer or implement the Plan. Any determination or decision made or action taken by the Board or the Committee in connection with the Plan shall be final, conclusive and binding on all persons, including the Company, its shareholders and Participants. The Board or the Committee may delegate to another person or persons the right to grant Awards, including the right to determine whether an Option shall be an Incentive Option or a Nonqualified Option, to Eligible Persons who are not Directors of the Company or officers of the Company subject to Section 16 of the Securities Exchange Act of 1934.

4.  AWARDS

     Awards under the Plan may be made in any of the following forms (or any combination thereof): (a) Restricted Stock; (b) Incentive Options; (c) Nonqualified Options; and (d) Stock Appreciation Rights.

5.  OPTIONS

     (a) Options to purchase a specified number of shares of Common Stock at a specified price may be granted from time to time to those Eligible Persons who have the ability to make a contribution to the growth and profitability of the Company or any of its Subsidiaries. Options granted hereunder may be Incentive Options or Nonqualified Options.

     (b) The aggregate Fair Market Value (determined as of the time an Incentive Option is granted) of the Common Stock for which an Eligible Person may be granted Incentive Options in the calendar year of such grant (under all plans of the Company or its parent or subsidiary corporations, or a predecessor corporation of any such corporation, all within the meaning of Section 422 of the Code) shall not exceed $100,000 plus any unused limit carryover to such year or such other maximum as may be specified in the Code. No Incentive Option will be transferable except by will or by the operation of the laws of descent and distribution.

     (c) The grant of an Option shall be evidenced by a written Award Agreement executed by the Company and the Optionee, specifying the number of shares of Common Stock subject to the Option, the Option Price and the Option Expiration Date and may contain other provisions, not inconsistent herewith.

     (d) The Option Price of each Option shall be as determined by the Board or the Committee but in no event shall be less than the Fair Market Value of a share of Common Stock on the Date of Grant. The Option Price may be paid in full in the form of cash, shares of Common Stock or a combination of both, as the Board or the Committee may specify.

     (e) Options may be exercised at such times and in such manner as shall be prescribed by the Board or the Committee, except that no Option shall be exercisable under any circumstances more than ten (10) years from the Date of Grant.

     (f) The Board or the Committee may specify, at the time of grant or, with respect to Nonqualified Options, at or after the time of grant, that an Optionee shall be granted a Nonqualified Option (a "Restored Option") in the event that
(i) such Optionee exercises all or part of an Option (an "Original Option") by surrendering (or certifying ownership of) already owned shares of Common Stock in full or partial payment of the Option Price under such Original Option and/or
(ii) such Optionee surrenders shares of Common Stock or causes shares of Common Stock to be withheld to pay withholding taxes in connection with the exercise of such Original Option. All Restored Options are subject to the availability of shares of Common Stock under the Plan at the time of such exercise. A Restored Option shall cover a number of shares of Common Stock not greater than the number of shares of Common Stock surrendered (or to which ownership has been certified) in payment of the Option Price under such Original Option and/or used to pay withholding taxes in connection with the exercise of such Original Option. Each Restored Option shall have an Option Price equal to the Fair Market Value of the Common Stock on the Date of Grant of the Restored Option and shall expire on the Option Expiration Date of the Original Option or such earlier specific date as the Original Option will expire provided such earlier date has been established on the Date of Grant of the Restored Option. The Date of Grant of a Restored Option shall be the date of exercise of the Original Option. A Restored Option shall be exercisable at any time and from time to time from or after the Date of Grant of the Restored Option (or, as the Board or the Committee in its sole discretion shall specify in the Award Agreement for the Restored Option). An Award Agreement for a Restored Option shall contain such other terms and conditions, which may include a restriction on the transferability of the Common Stock received upon the exercise of the Original Option, as the Board or the Committee in its sole discretion shall deem desirable and which may be set forth in rules or regulations adopted by the Board or the Committee or in the Award Agreement evidencing the Restored Option. Successive Restored Options may be granted to the extent and upon such terms and conditions consistent with this Section 5(f) as the Board or the Committee in its sole discretion shall specify.

6. STOCK APPRECIATION RIGHTS

     (a) The Board or the Committee may grant Stock Appreciation Rights with respect to all or any of the shares of Common Stock subject to an Option. Stock Appreciation Rights with respect to an Incentive Option may be granted only on the Date of Grant of the related Option. Stock Appreciation Rights with respect to a Nonqualified Option may be granted either on the Date of Grant of the related Option or at any time thereafter during the Option Term.

     (b) Stock Appreciation Rights shall entitle the Optionee, upon exercise, to receive a payment equal to the amount by which the value of a share of Common Stock exceeds the Option Price, multiplied by the number of shares with respect to which Stock Appreciation Rights are exercised. Such value shall be the Fair Market Value of a share of Common Stock on the date of exercise or, in the discretion of the Board or the Committee, the average of the Fair Market Values of a share of Common Stock over such period as the Board or the Committee may specify. Such payment may be made in the form of cash, shares of Common Stock or a combination of both, as the Board or the Committee may specify.

     (c) Stock Appreciation Rights may be exercised in such manner and at such times as may be prescribed by the Board or the Committee, but only to the extent the related Option is exercisable. To the extent Stock Appreciation Rights are exercised, the related Option shall be deemed to have been exercised.

7. RESTRICTED STOCK

     Restricted Stock may be awarded to any Eligible Person. An Award of Restricted Stock may set forth such terms and conditions, including, but not limited to, forfeiture and vesting provisions and restrictions against sale, assignment, transfer or other disposition as the Board or the Committee may determine. Restricted Stock shall be duly issued and transferred by the Company on such dates as the Award Grantor may determine, and a certificate for such Restricted Stock shall be issued to each Participant to whom an award is made. The Participant shall thereupon become a stockholder of the Company with respect to such Restricted Stock, and shall be entitled to vote and to receive the dividends on such stock; provided, however, that: (1) stock certificates for Restricted Stock shall be imprinted with a legend to the effect that the stock represented thereby may not be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of except in accordance with the terms of the Plan, and each transfer agent for the Common Stock shall be instructed to such effect; and (2) upon the date specified in the grant as the "Award

Maturity Date", unless cancelled earlier by the Board or the Committee, the restrictions imposed upon the Restricted Stock shall lapse, and the Participant shall be fully vested in the award.

8. NUMBER OF SHARES AVAILABLE FOR ISSUANCE AND SUBJECT TO AWARDS

     (a) From and after April 17, 1997, the maximum number of shares of Common Stock which may be issued under the Plan shall be 18 Million and the maximum number of shares of Common Stock as to which Awards may be granted shall be 10 Million. Any shares of Common Stock subject to Awards that are forfeited or unexercised, to the extent Options remain unexercised at the expiration or termination thereof or Restricted Stock is forfeited prior to the Award Maturity Date, may be subject to the grant of further Awards under the Plan. In addition, shares of Common Stock that are surrendered (or to which ownership has been certified) by Participants as full or partial payment to the Company of the purchase price of shares being acquired through the exercise of an option granted under this Plan and any shares surrendered by the Participant or withheld by the Company to pay withholding taxes in connection with the exercise of an Option shall also be available for issuance and for the grant of Awards under the Plan. The number of shares which may be issued under the Plan and as to which Options may be granted shall be further subject to adjustment in accordance with Section 12.

     (b) In no event, except as subject to adjustment as provided in Section 12, shall more than two hundred fifty thousand (250,000) shares of Common Stock be cumulatively available for issuance as Restricted Stock under the Plan.

     (c) The Common Stock to be issued under the Plan may be either authorized but unissued shares or issued shares acquired by the Company and held in its treasury.

9. GOVERNMENT AND OTHER REGULATIONS

     The obligation of the Company to issue or transfer and deliver shares for Options exercised under the Plan shall be subject to (1) the effectiveness of a registration statement under the Securities Act of 1933, as amended, with respect to such issue or transfer, if deemed necessary or appropriate by counsel for the Company; (2) the condition that the shares of Common Stock authorized to be issued hereunder shall have been listed (or authorized for listing upon official notice of issuance) upon each stock exchange on which outstanding shares of Common Stock may then be listed; and (3) all other applicable laws, regulations, rules and orders which shall then be in effect.

10. LIMIT ON AWARDS

     More than one Award may be granted to a Participant, but except as subject to adjustment as provided in Section 12 the aggregate number of shares of Common Stock subject to Awards granted to any Participant after April 17, 1997 may not exceed two million (2,000,000) shares.

11. NO RIGHT TO EMPLOYMENT

     Neither the existence of the Plan nor the grant of any Award pursuant to the Plan shall create in any Participant or Eligible Person the right to continue to be employed by or to continue as a Director of the Company or a Subsidiary.

12. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

     In the event of any change in the number of outstanding shares of Common Stock by reason of any stock dividend, stock split or similar change, a corresponding change shall be made in the numbers, and Option Prices, of shares subject to outstanding Awards, and in the maximum number of shares which then remain available for issuance, and in the number of shares of Restricted Stock which then remain available for issuance under the Plan and the limits as to Awards to individual Eligible Persons. In the event of any change in the outstanding shares of Common Stock, or in the number thereof, by reason of any merger, consolidation, combination, sale of assets, exchange of shares, recapitalization, reorganization, spin-off or similar change, the Board or the Committee may make such changes in the shares, and in the numbers or Option Prices of shares, subject to outstanding Awards, and in the maximum number of shares which may be issued under the Plan, and in the number of shares of Restricted Stock which may have been issued, as the Board or the Committee may deem to be equitable. No such change, without the consent of a Participant may adversely affect the rights of such Participant with respect to an Award previously granted, and any such change shall be final, conclusive and binding on all persons, including the Company, its shareholders and Participants.

13. AMENDMENT AND TERMINATION

     The Board may amend, suspend or terminate the Plan, in whole or in part, at any time, but no amendment may, without shareholder approval, (1) increase the maximum number of shares which may be issued and for which Awards may be granted under the Plan, either in the aggregate or to any individual Participant; (2) change the manner of determining the minimum Option Price, other than to change the manner of determining the Fair Market Value of the Common Stock to conform to any then-applicable provision of the Code; (3) extend the date upon which the Plan shall terminate; or (4) increase the maximum period during which Options may be exercised hereunder. The Plan shall terminate on, and no Award may be granted after, December 31, 2002, or on such earlier date as may be determined by the Board. No amendment, suspension or termination of the Plan may affect adversely, without the consent of the Participant, the rights of such Participant with respect to an Award previously granted.

14. EFFECTIVE DATE

     Subject to its approval by the shareholders of the Company, the Plan shall be effective as of April 17, 1997.

                                                 Please mark your
 PROXY AND VOTING INSTRUCTION CARD               votes as indicated   [ X ]
                                                 in this example


              PPG INDUSTRIES, INC.
LOGO          One PPG Place               TO OBTAIN AN ADMISSION CARD TO THE ANNUAL MEETING,
              Pittsburgh, PA 15272        PLACE AN "X" IN THE BOX TO THE RIGHT                   [     ]
--------------------------------------------------------------------------------
           PPG'S DIRECTORS RECOMMEND A VOTE "FOR" ITEMS 1, 2 AND 3
--------------------------------------------------------------------------------
1. ELECTION OF FOUR DIRECTORS           FOR    WITHHELD           2. ELECTION OF
   (See Reverse)                        [ ]      [ ]                 DELOITTE &                   FOR   AGAINST   ABSTAIN
                                                                     TOUCHE LLP                   [ ]     [ ]       [ ]
FOR, EXCEPT VOTE WITHHELD FROM THE                                   AS AUDITORS
FOLLOWING NOMINEE(S):                                                FOR 1997.
____________________________________________

                                                                  3. PROPOSAL TO
                                                                     APPROVE AMENDMENTS
                                                                     TO, AND THE                  FOR   AGAINST   ABSTAIN
                                                                     RESTATEMENTS OF,             [ ]     [ ]       [ ]
                                                                     THE PPG INDUSTRIES,
                                                                     INC. 1984 STOCK OPTION
                                                                     PLAN.


      Signature(s) ____________________________________________________________________________   Date ____________________________


      NOTE: PLEASE SIGN AS NAME(S) APPEAR HEREON. GIVE FULL TITLE IF SIGNING FOR A CORPORATION
      OR PARTNERSHIP OR AS ATTORNEY, AGENT OR IN ANOTHER REPRESENTATIVE CAPACITY.
------------------------------------------------------------------------------------------------------------------------------------
                                                       FOLD AND DETACH HERE


                             PPG INDUSTRIES, INC.
                     LOGO    One PPG Place
                             Pittsburgh, PA 15272

               ANNUAL MEETING OF SHAREHOLDERS -- APRIL 17, 1997

The Annual Meeting of Shareholders of PPG Industries, Inc. will be held on Thursday, April 17, 1997 at The Westin William Penn Hotel, William Penn Place, Pittsburgh, Pennsylvania, at 2:00 p.m.

The top (blue shaded) portion of this form is your PROXY AND VOTING INSTRUCTION CARD. Please COMPLETE, SIGN and DATE the CARD and then DETACH and RETURN the completed CARD promptly in the enclosed reply envelope. You should do so even if you plan to attend the Annual Meeting. If you do attend, you may override your proxy and vote in person if you wish.

If you plan to attend the Annual Meeting, please mark an "X" in the box provided on the CARD. An admission card will be mailed to you at the address printed on the card. If your shares are held in joint names, you will each receive an admission card. If you intend to bring a guest, please print their name on the line next to the admission card request box. If your admission card should be sent to an address other than the address imprinted on the card, please print that address on the line next to the admission card request box.

PLEASE COMPLETE, SIGN AND DATE YOUR PROXY AND VOTING INSTRUCTION CARD, DETACH IT AND RETURN IT PROMPTLY IN THE ENCLOSED REPLY ENVELOPE.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF PPG INDUSTRIES, INC. FOR
        THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 17, 1997.

The undersigned, having received the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated March 7, 1997, hereby appoints J.E. DEMPSEY, H.K. LINGE and G.A. ZOGHBY, or any of them, with full power of substitution to each, proxies to represent the undersigned and to vote all of the shares of the Common Stock of PPG Industries, Inc., (the "Company") that the undersigned would be entitled to vote if personally present at the 1997 Annual Meeting of Shareholders of the Company, or any adjournment thereof, as directed on the reverse side hereof and in their discretion on such other matters as may properly come before the meeting or any adjournment thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED ON THE REVERSE SIDE HEREOF. IF NO DIRECTION IS GIVEN, HOWEVER, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR PROPOSED BY THE BOARD OF DIRECTORS (THOSE NOMINEES ARE JERRY E. DEMPSEY, STEVEN C. MASON, THOMAS J. USHER AND DAVID R. WHITWAM) FOR THE ELECTION OF DELOITTE & TOUCHE LLP AS AUDITORS FOR 1997 AND FOR THE PROPOSAL TO APPROVE AMENDMENTS TO, AND THE RESTATEMENT OF, THE PPG INDUSTRIES, INC. 1984 STOCK OPTION PLAN. Shares to be voted FOR the election of the nominees proposed by the Board of Directors will be voted cumulatively in the discretion of the proxies, for any nominees other than nominees with respect to whom authority to vote FOR has been withheld. This card votes all of the shares of the Common Stock of the Company held under the same registration in any one or more of the following manners: as a shareholder of record; in the PPG Industries, Inc. Dividend Reinvestment and Stock Purchase Plan; and in the PPG Canada Inc. Employee Savings Plan. With respect to shares held in the PPG Industries Employee Savings Plan (the "Plan"), this card constitutes a direction to the Trustee for the Plan to vote the shares of Common Stock of the Company allocated to the undersigned's account in the Plan as indicated on the reverse side hereof.

PLEASE COMPLETE, SIGN AND DATE THIS CARD ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ENCLOSED REPLY ENVELOPE.
--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE